                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of International Remote Imaging Systems, Inc.

     We have audited the consolidated financial statements of International Remote Imaging Systems, Inc. and subsidiary, as listed in the index on page F-1 of this Form S-1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of StatSpin, Inc., a wholly owned subsidiary, for the years ended March 31, 1995 and 1994. The financial statements of StatSpin, Inc. reflect total assets constituting 9% in 1994 and total revenues of 22% and 27% in 1994 and 1993, respectively, of the related consolidated totals. The financial statements of StatSpin, Inc. for the years ended March 31, 1995 and 1994 were audited by other auditors whose reports were furnished to us, and our opinion, insofar as it relates to the amounts included for StatSpin, Inc. as of December 31, 1994 and for the years ended December 31, 1994 and 1993, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The consolidated financial statements give retroactive effect to the merger of International Remote Imaging Systems, Inc. and StatSpin, Inc. on February 1, 1996, which has been accounted for as a pooling of interests as described in
Note 1 to the consolidated financial statements.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Remote Imaging Systems, Inc. and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Los Angeles, California
March 20, 1996 (except as to Note 1
  which date is April 24, 1996)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
StatSpin, Inc.:

We have audited the balance sheet of StatSpin, Inc. as of March 31, 1995, and the related statements of income and accumulated deficit, and cash flows for each of the two years in the period ended March 31, 1995. These financial statements, which are not presented separately herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StatSpin, Inc. at March 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

                                              KPMG PEAT MARWICK LLP

May 26, 1995

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       AT DECEMBER 31,
                                                                 ---------------------------
                                                                     1994           1995
                                                                 ------------   ------------   JUNE 30, 1996
                                                                                               -------------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................................  $  2,573,384   $  1,511,395   $   1,228,504
  Short-term investments.......................................     2,256,062      4,736,727       2,635,900
  Accounts receivable-trade, net of allowance for doubtful
    accounts of $89,685 in 1994 and $87,759 in 1995 and 1996...     2,431,638      3,402,007       4,696,226
  Accounts receivable -- service contracts.....................       313,144        481,367         621,860
  Accounts receivable -- other.................................       575,657        407,245         244,321
  Inventories..................................................     2,179,663      2,869,813       3,954,626
  Prepaid expenses and other current assets....................       190,293        238,683         341,866
  Deferred tax asset...........................................            --        800,900         800,900
                                                                  -----------    -----------     -----------
         Total current assets..................................    10,519,841     14,448,137      14,524,203
  Property and equipment, at cost, net of accumulated
    depreciation...............................................       598,891        995,044       1,387,921
  Software development costs, net of accumulated amortization of $625,816 in 1994, $667,425 in 1995 and $694,628 in
    1996.......................................................        40,623        298,030         558,440
  Long-term investments........................................     1,200,000        100,000              --
  Deferred warrant costs.......................................       503,145      1,574,780       1,493,740
  Deferred tax asset...........................................            --      3,594,100       3,594,100
  Other assets.................................................       419,687      1,460,157       2,117,819
                                                                  -----------    -----------     -----------
         Total assets..........................................  $ 13,282,187   $ 22,470,248   $  23,676,223
                                                                  ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable................................................  $    105,877   $    185,633   $          --
  Accounts payable.............................................       921,478        810,819       1,469,542
  Accrued expenses.............................................     1,030,472      1,276,099         901,566
  Deferred income -- service contracts.........................       683,402        710,907         722,490
                                                                  -----------    -----------     -----------
         Total current liabilities.............................     2,741,229      2,983,458       3,093,598
Deferred income -- service contracts...........................       119,913        190,045         216,601
Notes payable, long-term portion...............................       261,107        125,000              --
                                                                  -----------    -----------     -----------
         Total liabilities.....................................     3,122,249      3,298,503       3,310,199
                                                                  -----------    -----------     -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value
    Authorized: 3,000,000 shares
    None issued and outstanding
  Common stock, $.01 par value
    Authorized: 15,600,000 shares
    Shares issued and outstanding:
    1994 -- 5,330,327, 1995 -- 6,292,408, 1996 -- 6,377,805....        53,304         62,924          63,778
  Additional paid-in capital...................................    27,418,271     34,154,116      34,469,313
  Treasury stock, at cost (96,473 shares in 1994 and 1995,
    84,462 in 1996)............................................      (453,386)      (453,386)       (377,980)
  Unearned compensation........................................       (93,130)       (95,884)       (160,531)
  Accumulated deficit..........................................   (16,765,121)   (14,496,025)    (13,628,556)
                                                                  -----------    -----------     -----------
         Total stockholders' equity............................    10,159,938     19,171,745      20,366,024
                                                                  -----------    -----------     -----------
         Total liabilities and stockholders' equity............  $ 13,282,187   $ 22,470,248   $  23,676,223
                                                                  ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            FOR THE SIX MONTHS ENDED
                                      FOR THE YEAR ENDED DECEMBER 31,               JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Sales of IVD imaging systems....  $ 5,029,398   $ 4,559,044   $ 4,870,127   $ 2,150,323   $ 2,593,090
Sales of IVD imaging system
  supplies and service..........    3,994,896     5,024,521     6,737,444     3,167,241     4,166,294
Sales of small instruments and
  supplies......................    3,368,480     2,885,712     3,414,087     1,565,596     2,369,632
                                  -----------   -----------   -----------   -----------    ----------
Net sales.......................   12,392,774    12,469,277    15,021,658     6,883,160     9,129,016
                                  -----------   -----------   -----------   -----------    ----------
Cost of goods -- IVD imaging
  systems.......................    2,365,907     2,178,318     2,248,581       957,386     1,200,268
Cost of goods -- IVD imaging
  system supplies and service...    1,937,489     2,495,797     3,174,290     1,567,088     2,095,949
Cost of goods -- small
  instruments and supplies......    2,038,342     1,824,913     1,937,653       914,014     1,198,435
                                  -----------   -----------   -----------   -----------    ----------
Cost of goods sold..............    6,341,738     6,499,028     7,360,524     3,438,488     4,494,652
                                  -----------   -----------   -----------   -----------    ----------
Gross margin....................    6,051,036     5,970,249     7,661,134     3,444,672     4,634,364
Marketing and selling...........    2,115,435     2,085,022     2,921,442     1,354,069     1,674,364
General and administrative......    1,742,813     1,726,902     2,168,423       947,008     1,489,308
Research and development, net...      879,360       663,231     1,220,028       663,990       591,224
Acquisition of in-process
  research and development......           --            --     2,900,430     3,175,645            --
                                  -----------   -----------   -----------   -----------    ----------
Operating income (loss).........    1,313,428     1,495,094    (1,549,189)   (2,696,040)      879,468
Other income (expense):
  Interest income...............      110,456       167,924       309,929       175,014       136,640
  Interest expense..............      (81,899)      (73,238)      (42,699)      (36,619)       (5,366)
  Other income..................       38,558       111,240       110,530        66,949        31,727
                                  -----------   -----------   -----------   -----------    ----------
Income (loss) before provision
  for income taxes..............    1,380,543     1,701,020    (1,171,429)   (2,490,696)    1,042,469
Provision (benefit) for income
  taxes.........................       57,906        79,456    (3,528,044)       28,300       175,000
                                  -----------   -----------   -----------   -----------    ----------
Net income (loss)...............  $ 1,322,637   $ 1,621,564   $ 2,356,615   $(2,518,996)  $   867,469
                                  ===========   ===========   ===========   ===========    ==========
Net income (loss) per share.....  $      0.25   $      0.28   $      0.37   $     (0.46)  $      0.13
                                  ===========   ===========   ===========   ===========    ==========
Weighted average number of
  common shares and common share
  equivalents outstanding for
  the period....................    5,355,297     5,698,620     6,418,518     5,485,933     6,915,143
                                  ===========   ===========   ===========   ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK       ADDITIONAL                  STOCKHOLDERS'   UNEARNED
                         -------------------     PAID-IN      TREASURY         NOTES        COMPEN-    ACCUMULATED
                           SHARES    AMOUNT      CAPITAL        STOCK       RECEIVABLE      SATION       DEFICIT         TOTAL
                         ----------  -------   -----------   -----------   -------------   ---------   ------------   -----------
Balance, December 31,
  1992, as previously
  reported.............   4,740,011  $47,400   $25,255,612   $        --     $ (28,306)    $(57,816 )  $(19,177,497)  $ 6,039,393
Adjustment for StatSpin
  Technologies pooling
  of interest..........     340,260    3,403       798,579            --            --           --       (531,825 )      270,157
                         ----------  -------   -----------   -----------   -------------   ---------   ------------   -----------
Balance, December 31,
  1992, as restated....   5,080,271   50,803    26,054,191                     (28,306)     (57,816 )  (19,709,322 )    6,309,550
Repurchase of common
  stock................    (26,200)     (262)          262      (142,016)           --           --             --       (142,016)
Common stock issued on
  exercise of stock
  options..............      46,533      465       101,282            --            --           --             --        101,747
Common stock issued
  under Employee Stock
  Purchase Plan:
  for Cash.............      13,971      140        67,336            --            --           --             --         67,476
  for Services.........      13,971      140        67,336            --            --      (67,476 )           --             --
Common stock issued for
  cash on exercise of
  warrants.............       9,800       98        36,652            --            --           --             --         36,750
Principal payments
  received on
  stockholders' notes
  receivable...........          --       --            --            --        21,639           --             --         21,639
Amortization of
  unearned
  compensation.........          --       --            --            --            --       48,489             --         48,489
Net income.............          --       --            --            --            --           --      1,322,637      1,322,637
                         ----------  -------   -----------   -----------   -------------   ---------   ------------   -----------
Balance, December 31,
  1993.................   5,138,346   51,384    26,327,059      (142,016)       (6,667)     (76,803 )  (18,386,685 )    7,766,272
Common stock issued on
  exercise of stock
  options..............     200,832    2,008       445,015            --            --           --             --        447,023
Common stock issued
  under Employee Stock
  Purchase Plan:
  for Cash.............      22,811      228       100,559            --            --           --             --        100,787
  for Services.........      22,811      228       100,559            --            --     (100,787 )           --             --
Common stock issued for
  cash on exercise of
  warrants.............      15,800      158        59,092            --            --           --             --         59,250
Issuance of warrants...          --       --       385,285            --            --           --             --        385,285
Principal payments
  received on
  stockholders' notes
  receivable...........          --       --            --            --         6,667           --             --          6,667
Amortization of
  unearned
  compensation.........          --       --            --            --            --       84,460             --         84,460
Repurchase of common
  stock................    (70,273)     (702)          702      (311,370)           --           --             --       (311,370)
Net income.............          --       --            --            --            --           --      1,621,564      1,621,564
                         ----------  -------   -----------   -----------   -------------   ---------   ------------   -----------
Balance, December 31,
  1994.................   5,330,327   53,304    27,418,271      (453,386)           --      (93,130 )  (16,765,121 )   10,159,938

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                        COMMON STOCK        ADDITIONAL                  STOCKHOLDERS'    UNEARNED
                    --------------------     PAID-IN       TREASURY         NOTES        COMPEN-      ACCUMULATED
                      SHARES     AMOUNT      CAPITAL         STOCK       RECEIVABLE       SATION        DEFICIT         TOTAL
                    ----------  --------   ------------   -----------   -------------   ----------   -------------   ------------
Common stock issued
  on exercise of
  stock options....     21,900       219         44,231            --            --             --              --         44,450
Common stock issued
  under Employee
  Stock Purchase
  Plan:
  for Cash.........      9,997       100         67,141            --            --             --              --         67,241
  for Services.....     16,976       170        112,219            --            --        (89,915)             --         22,474
Common stock issued
  for cash on
  exercise of
  warrants.........    414,749     4,147      1,551,161            --            --             --              --      1,555,308
Issuance of
  warrants.........         --        --      1,774,733            --            --             --              --      1,774,733
Common stock issued
  in exchange for
  LDA Systems, Inc.
  callable common
  stock............    498,459     4,984      2,972,360            --            --             --              --      2,977,344
Amortization of
  unearned
  compensation.....         --        --             --            --            --         87,161              --         87,161
Income tax benefit
  related to
  exercise of
  nonqualified
  stock options....         --        --        214,000            --            --             --              --        214,000
Adjustment to
  reflect change in
  StatSpin, Inc.'s
  fiscal year......         --        --             --            --            --             --         (87,519)       (87,519)
Net income.........         --        --             --            --            --             --       2,356,615      2,356,615
                    ----------  --------   ------------   -----------   -------------   ----------   -------------   ------------
Balance, December
  31, 1995.........  6,292,408    62,924     34,154,116      (453,386)           --        (95,884)    (14,496,025)    19,171,745
Common stock issued
  for cash on
  exercise of stock
  options
  (unaudited)......     55,423       554        163,849            --            --             --              --        164,403
Common stock issued
  under Employee
  Stock Purchase
  Plan:
  for Cash
    (unaudited)....     14,987       150        113,377            --            --             --              --        113,527
  for Services
    (unaudited)....     14,987       150        113,377            --            --       (113,527)             --             --
Amortization of
  unearned
  compensation
  (unaudited)......         --        --             --            --            --         48,880              --         48,880
Shares issued from
  treasury
  (unaudited)......         --        --        (75,406)       75,406            --             --              --             --
Net income
  (unaudited)......         --        --             --            --            --             --         867,469        867,469
                    ----------  --------   ------------   -----------   -------------   ----------   -------------   ------------
Balance, June 30,
  1996
  (unaudited)......  6,377,805  $ 63,778   $ 34,469,313   $  (377,980)    $      --     $ (160,531)  $ (13,628,556)  $ 20,366,024
                      ========  ========    ===========    ==========   ============    ==========    ============    ===========

   The accompanying notes are an integral part of these financial statements.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE SIX MONTHS ENDED
                                                               FOR THE YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                          -----------------------------------------    --------------------------
                                                             1993           1994           1995           1995           1996
                                                          -----------    -----------    -----------    -----------    -----------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income............................................. $ 1,322,637    $ 1,621,564    $ 2,356,615    $(2,518,996)   $   867,469
Adjustments to reconcile net income to net cash provided
  (used) by operations:
  Deferred tax benefit...................................          --             --     (3,587,000)            --             --
  Acquisition of in-process research and development.....          --             --      2,882,858      3,175,645             --
  Depreciation and amortization..........................     533,187        548,420        635,048        235,480        389,318
  Common stock compensation..............................      48,489         84,460        109,635         19,781         48,880
  Other..................................................      (4,500)            --             --             --             --
Changes in assets and liabilities:
  Accounts receivable -- trade...........................    (189,507)      (569,317)    (1,029,651)      (273,341)    (1,294,219)
  Account receivable -- other............................          --             --        168,412             --        162,924
  Notes receivable -- trade..............................      36,000         13,731             --             --             --
  Service contracts......................................      68,991         23,715        (95,586)       (17,070)      (102,354)
  Inventories............................................     (69,694)       390,479       (804,087)      (284,967)      (897,813)
  Prepaid expenses and other current assets..............      89,299        (79,561)       (33,230)      (141,407)      (103,183)
  Other assets...........................................    (138,152)      (106,270)        47,239        278,692       (244,662)
  Accounts payable.......................................     240,014        266,325        (87,673)      (219,781)       658,723
  Accrued expenses.......................................      69,868       (151,224)       237,235        (47,677)      (436,530)
                                                           ----------    -----------    -----------    -----------    -----------
  Net cash provided (used) by operating activities.......   2,006,632      2,042,322        799,815        206,359       (951,447)
                                                           ----------    -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Acquisition of property and equipment..................    (438,684)      (266,360)      (820,838)      (275,959)      (423,955)
  Acquisition of product line............................          --             --       (886,800)      (850,000)      (788,000)
  Software development costs.............................     (81,034)       (25,411)      (299,016)       (77,719)      (287,613)
  Maturities of certificates of deposit..................     625,000        210,000        215,000        900,000        800,000
  Purchases of certificates of deposit...................    (625,000)      (100,000)            --       (900,000)      (800,000)
  Maturities of held-to-maturity debt securities.........          --      1,000,000      2,700,000        800,000      3,068,000
  Purchases of held-to-maturity debt securities..........          --     (3,441,062)    (4,295,664)    (1,262,937)      (867,173)
                                                           ----------    -----------    -----------    -----------    -----------
  Net cash provided (used) by investing activities.......    (519,718)    (2,622,833)    (3,387,318)    (1,666,615)       701,259
                                                           ----------    -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Issuance of common stock for cash......................     138,497        254,823      1,599,758        362,293        164,403
  Repurchase of common stock.............................    (142,016)       (59,920)            --             --             --
  Principal payments received on stockholders' notes
    receivable...........................................      (1,439)         4,569             --             --             --
  Increase (decrease) in line of credit borrowings.......      65,046       (160,000)            --             --             --
  Repayments of notes payable............................     (76,395)      (373,605)      (256,351)      (382,646)      (310,633)
  Proceeds from notes payable............................          --        166,660             --        166,660             --
  Issuance of common stock for cash under Employee Stock
    Purchase Plan........................................      67,476        100,787         67,241         22,473        113,527
                                                           ----------    -----------    -----------    -----------    -----------
  Net cash provided (used) by financing activities.......      51,169        (66,686)     1,410,648        168,780        (32,703)
                                                           ----------    -----------    -----------    -----------    -----------
  Net increase (decrease) in cash and cash equivalents...   1,538,083       (647,197)    (1,176,855)    (1,291,476)       282,891
  Cash and cash equivalents at beginning of year.........   1,682,498      3,220,581      2,573,384      2,573,384      1,511,395
  Adjustment to cash to reflect change in StatSpin Inc.'s
    fiscal year..........................................          --             --        114,866        114,866             --
                                                           ----------    -----------    -----------    -----------    -----------
  Cash and cash equivalents at end of period............. $ 3,220,581    $ 2,573,384    $ 1,511,395    $ 1,396,774    $ 1,228,504
                                                           ==========    ===========    ===========    ===========    ===========
Supplemental schedule of non-cash financing activities:
  Issuance of common stock in exchange for services...... $    67,476    $   100,787    $   109,635    $    22,473    $   113,428
  Issuance of common stock under a stock for stock
    exercise.............................................          --        251,450             --             --             --
  Issuance of warrants...................................          --        385,285      1,774,733        468,000             --
  Issuance of common stock to acquire shares of LDA......          --             --      2,977,344      2,977,344             --
  Tax benefit related to exercise of nonqualified stock
    options..............................................          --             --        214,000             --             --
Supplemental disclosure of cash flow information:
  Cash paid for income taxes.............................      54,490        112,921         21,456         62,379        192,167
  Cash paid for interest.................................      76,384        118,379         42,698         25,213          5,366

   The accompanying notes are an integral part of these financial statements.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND
                               1996 IS UNAUDITED)

1. FORMATION AND BUSINESS OF THE COMPANY

     International Remote Imaging Systems, Inc. (IRIS) was incorporated in California in 1979 and reincorporated during 1987 in Delaware. IRIS engages in the business of developing, manufacturing and selling in vitro diagnostic (IVD) imaging systems and other laboratory instruments based on proprietary technology.

     On February 1, 1996, a newly formed subsidiary of IRIS completed its merger with StatSpin, Inc., (StatSpin) which became a wholly owned subsidiary of IRIS. StatSpin manufactures special purpose centrifuges and other small instruments widely used in clinical, veterinary, physicians' offices and research laboratories. StatSpin sells its products primarily through leading distributors to the physician office and veterinary laboratory markets. IRIS issued approximately 340,000 shares of common stock for all of the outstanding common stock and appreciation rights of StatSpin and assumed options and warrants to purchase an additional 126,000 shares of IRIS common stock. This represented an exchange ratio of 4.095 shares of IRIS common stock for each common share and stock appreciation right of StatSpin. This transaction was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements have been retroactively restated for all periods presented to include the financial position, results of operations and cash flows of StatSpin.

     StatSpin previously used the fiscal year ended March 31 for its financial reporting. To conform to the Company's December 31 fiscal year end, StatSpin's operating results for the period January 1, 1995 through March 31, 1995 have been included in the operating results of the Company for the fiscal years ended December 31, 1995 and 1994. The resulting duplication of revenue and net income of StatSpin for the period from January 1, 1995 through March 31, 1995 amounted to $710,000 and $87,519, respectively, which has been adjusted by a $87,519 charge to accumulated deficit during the year ended December 31, 1995.

     Combined and separate results of IRIS and StatSpin are as follows:

                                                    IRIS          STATSPIN         COMBINED
                                                 -----------     -----------     ------------
    Year ended December 31, 1993 (StatSpin year
      ended March 31, 1994)
      Net sales................................  $ 9,024,294     $ 3,368,480     $ 12,392,774
      Net income...............................    1,280,562          42,075        1,322,637
    Year ended December 31 1994 (StatSpin year
      ended March 31, 1995)
      Net sales................................    9,583,565       2,885,712       12,469,277
      Net income...............................    1,472,886         148,678        1,621,564
    Year ended December 31, 1995
      Net sales................................   11,922,059       3,099,599       15,021,658
      Net income...............................    2,091,431         265,184        2,356,615

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of IRIS, the accompanying unaudited consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of IRIS and subsidiary as of June 30, 1996 and the results of their operations and cash flows for the six months ended June 30, 1995 and 1996. Interim results are not necessarily indicative of results for a full year.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of IRIS and StatSpin, a wholly-owned subsidiary acquired on February 1, 1996. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, AND LONG-TERM INVESTMENTS

     Short-term investments principally include certificates of deposit and debt instruments of the United States Government with maturities greater than three months and less than one year. Long-term investments represent certificates of deposit and debt instruments of the United States Government with maturities greater than one year. For purposes of the statement of cash flows, IRIS considers all highly liquid debt instruments purchased with a remaining maturity of three months or less when purchased to be cash equivalents. IRIS places its cash and investments with high credit quality financial institutions. At times, these deposits may be in excess of the federally insured limit.

ACCOUNTS RECEIVABLE

     IRIS sells predominantly to entities in the healthcare industry. IRIS grants uncollateralized credit to its customers, primarily domestic hospitals, clinical and research laboratories. IRIS performs ongoing credit evaluations of its customers before granting uncollateralized credit and, to date, has not experienced any material credit related losses.

     At December 31, 1995, the Company had accounts receivable from one customer representing 13% of total trade accounts receivable. For the year ended December 31, 1995, the Company has sales to three customers representing 13% of net sales.

PROPERTY AND EQUIPMENT AND DEPRECIATION

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method generally over three to five years, the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their useful life or the remaining term of the lease.

     Costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in current income.

SOFTWARE DEVELOPMENT COSTS

     IRIS capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," for new products and product enhancements once technological feasibility has been established. IRIS amortizes capitalized software costs using the greater of the straight line method over the estimated product life of generally one to three years, or a percentage of total units sold over the projected unit sales.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

Amortization expense of software development costs was approximately $132,000, $108,000 and $41,600 for 1993, 1994, and 1995, respectively, and $20,100 and
$27,200 for the six months ended June 30, 1995 and 1996 (unaudited), respectively.

DEFERRED WARRANT COSTS

     Deferred warrant costs result from the issuance of warrants in conjunction with various development, distribution and technology license agreements. These costs are being amortized over the term of the related agreements, or with respect to perpetual technology license agreements, over the expected life of the related technology of, generally, ten years.

REVENUE RECOGNITION

     IRIS derives revenue from the sale of IVD imaging systems, sales of supplies and service for its IVD imaging systems and sales of small laboratory instruments and related supplies. IRIS generally recognizes product revenues once all of the following conditions have been met: a) an authorized purchase order has been received in writing, b) customer credit worthiness has been established, and c) shipment of the product to the customer designated location has occurred. Estimated installation expense is recognized as part of the accrual for warranty expense at the time of shipment.

     IRIS recognizes service revenues ratably over the term of the service period, which typically ranges from twelve to sixty months. Payments for service contracts are generally made in advance. Deferred revenue represents the revenues to be recognized over the remaining term of the service contracts.

WARRANTIES

     IRIS recognizes the full estimated cost of warranty expense, including installation costs, at the time of product shipment.

RESEARCH AND DEVELOPMENT EXPENDITURES

     Except for certain software development costs required to be capitalized as described above (see Software Development Costs), research and development expenditures are charged to operations as incurred. Net research and development expense includes total research and development costs incurred, including costs incurred under research and development contracts, less costs reimbursed under research and development contracts (See Note 18).

INCOME TAXES

     IRIS accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1993, 1994, and 1995 financial statements to conform with the 1996 presentation.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation." In accordance with SFAS No. 123, IRIS will adopt the disclosure method as provided for in the statement.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of ("Statement 121"). Statement 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. Statement 121 also addresses the accounting for long-lived assets and certain identifiable intangibles to be disposed of, establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value. Statement 121 was effective for fiscal years beginning after December 15, 1995. The impact of the adoption of Statement 121 was not material to the Company's June 30, 1996 financial statements.

3. MARKETABLE DEBT SECURITIES

     On January 1, 1994, IRIS adopted Statement of Financial Accounting Standards No. 115, ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities" and determined that all its debt securities should be classified as "held-to-maturity" based on the Company's intent and ability to hold those securities to maturity. Under SFAS 115, debt securities classified as "held-to-maturity" are carried at amortized cost.

     At December 31, 1994 and 1995 and June 30, 1996, the carrying value of marketable debt securities approximates fair value and is included in short-term and long-term investments:

                                                                  EXPECTED MATURITY VALUE AND DATE
                                                                -------------------------------------
                                             AMORTIZED COST     WITHIN ONE YEAR     ONE TO FIVE YEARS
                                             --------------     ---------------     -----------------
    December 31, 1994
      U.S. Treasury Bills..................   $  1,641,062        $ 1,700,000           $      --
      U.S. Treasury Notes..................        802,028                 --             800,000
    December 31, 1995
      U.S. Treasury Bills..................      3,236,725          3,318,000                  --
      U.S. Treasury Notes..................        803,376            800,000                  --
    June 30, 1996 (unaudited)
      U.S. Treasury Bills..................      1,435,900          1,470,000                  --
      U.S. Treasury Notes..................        400,000            400,000                  --

4. INVENTORIES

     Inventories are carried at the lower of cost or market on a first-in, first-out basis and are composed of the following:

                                                         DECEMBER 31,              JUNE 30,
                                                  ---------------------------     -----------
                                                     1994            1995            1996
                                                  -----------     -----------     -----------
                                                                                  (UNAUDITED)
                                                                                  -----------
    Finished goods............................    $   520,445     $   350,907     $   224,000
    Work-in-process...........................        466,182         276,115         431,332
    Consumables and related hardware..........        394,070         603,848         532,404
    Raw materials, parts and sub-assemblies...        798,966       1,638,943       2,766,890
                                                   ----------      ----------      ----------
                                                  $ 2,179,663     $ 2,869,813     $ 3,954,626
                                                   ==========      ==========      ==========

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment is composed of the following:

                                                         DECEMBER 31,
                                                  ---------------------------      JUNE 30,
                                                     1994            1995            1996
                                                  -----------     -----------     -----------
                                                                                  (UNAUDITED)
    Leasehold improvements......................  $   257,534     $   327,178     $   352,254
    Furniture and fixtures......................       88,058         115,544         116,531
    Machinery and equipment.....................    1,935,129       2,422,835       2,791,934
    Tooling, dies and molds.....................      417,908         532,070         785,553
    Rental units................................       56,084         166,268         191,578
                                                  -----------     -----------     -----------
                                                    2,754,713       3,563,895       4,237,850
    Less accumulated depreciation...............   (2,155,822)     (2,568,851)     (2,849,929)
                                                  -----------     -----------     -----------
                                                  $   598,891     $   995,044     $ 1,387,921
                                                  ===========     ===========     ===========

     Property and equipment includes $1,270,363, $1,284,488 and $1,348,448, respectively, at December 31, 1994 and 1995 and June 30, 1996 (unaudited) of fully depreciated assets which remain in service. Depreciation expense was $272,401, $327,293 and $449,653 for 1993, 1994, and 1995, respectively, and
$164,169 and $281,078 for the six months ended June 30, 1995 and 1996 (unaudited), respectively. Maintenance and repairs expense for 1993, 1994 and 1995 was $41,629, $64,870, and $55,250, respectively, and for the six months ended June 30, 1995 and 1996 was $36,019 and $26,406 (unaudited), respectively.

     Rental units are carried at cost less accumulated depreciation ($136,136 and $163,952 at December 31, 1994 and 1995 and $187,060 at June 30, 1996
(unaudited)). Future minimum rental revenue on noncancellable leases as of December 31, 1995 is approximately $306,000, due during 1996.

6. ACCRUED EXPENSES

     Accrued expenses are composed of the following:

                                                          DECEMBER 31,
                                                   ---------------------------      JUNE 30,
                                                      1994            1995            1996
                                                   -----------     -----------     -----------
                                                                                   (UNAUDITED)
    Accrued bonuses..............................  $   206,451     $   366,372      $  198,519
    Accrued commissions..........................       55,133          76,079              --
    Accrued payroll..............................       87,298          88,228          55,122
    Accrued vacation.............................      109,999         135,832         137,104
    Accrued taxes and other......................       22,773          70,642         140,331
    Accrued professional fees....................      117,388         155,552          12,389
    Accrued warranty expense.....................      344,822         307,323         279,198
    Accrued -- other.............................       86,608          76,071          78,903
                                                   -----------     -----------        --------
                                                   $ 1,030,472     $ 1,276,099      $  901,566
                                                   ===========     ===========        ========

7. NOTES PAYABLE

     StatSpin had notes payable to stockholders with outstanding balances of $200,324 and $185,638 at December 31, 1994 and 1995, respectively. The notes bore interest at 11% to 12% per year and were due in 1996 through 1997.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

     In addition, StatSpin had a note payable to the Massachusetts Technology Development Corporation with outstanding balances of $166,660 and $124,995 at December 31, 1994 and 1995, respectively. The note bore interest at 9% per year and was due in 1998.

     Following consummation of the merger with StatSpin, all note obligations were paid off in full by IRIS.

8. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

                                                      1993          1994            1995
                                                    --------      --------      ------------
    Currently payable:
      Federal.....................................  $ 26,000      $ 30,000      $     26,000
      State.......................................    31,906        49,456            32,956
                                                     -------       -------       -----------
                                                      57,906        79,456            58,956
                                                     -------       -------       -----------
    Deferred:
      Federal.....................................        --            --        (3,537,000)
      State.......................................        --            --           (50,000)
                                                     -------       -------       -----------
                                                          --            --        (3,587,000)
                                                     -------       -------       -----------
                                                    $ 57,906      $ 79,456      $ (3,528,044)
                                                     =======       =======       ===========

     The provision (benefit) for income taxes differs from the amount obtained by applying the federal statutory income tax rate to income before income taxes for the years ended December 31, 1993, 1994 and 1995 as follows:

                                                       1993          1994           1995
                                                     ---------     ---------     -----------
    Tax provision (benefit) computed at Federal
      statutory rate...............................  $ 469,385     $ 578,347     $  (398,286)
    Increase (decrease) in taxes due to:
      Reinstatement of fully reserved deferred tax
         assets....................................         --            --      (3,587,000)
      Utilization of net operating loss
         carryforward..............................   (521,993)     (583,316)       (662,819)
      Write-off of in-process research and
         development...............................         --            --       1,089,962
      State taxes, net of federal benefit..........     18,643        36,979          26,156
      Nondeductible expenses.......................     37,214        21,952         (22,057)
      Other........................................     54,657        25,494          26,000
                                                     ---------     ---------     -----------
                                                     $  57,906     $  79,456     $(3,528,044)
                                                     =========     =========     ===========

     In 1995, IRIS recognized a deferred tax benefit of $3,587,000 through a reduction in the Company's deferred tax asset valuation allowance. This reduction in the valuation allowance resulted principally from the Company's assessment of the realizability of its net operating loss carryforwards based on recent operating history as well as an assessment that operations will continue to generate taxable income. Realization of the deferred tax assets are dependent upon continued generation of sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that the remaining net deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

     At December 31, 1995, the Company had federal net operating loss carryforwards of approximately $14.2 million and state net operating loss carryforwards of approximately $740,000 which expire in fiscal years

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

ending in 1999 through 2010. As of December 31, 1995, IRIS had investment tax and R&D credit carryforwards of $71,719 expiring in fiscal years through 2003.

     The primary components of temporary differences which give rise to the Company's net deferred tax asset at December 31, 1993, 1994 and 1995 are as follows:

                                                                 DECEMBER 31,
                                                  -------------------------------------------
                                                     1993            1994            1995
                                                  -----------     -----------     -----------
    Depreciation and amortization...............  $   115,598     $   129,162     $   146,200
    Allowance for doubtful accounts.............       34,012          32,619          12,900
    Accrued liabilities.........................      234,718         189,129         213,100
    Deferred revenue -- service contracts.......      186,582         202,164         145,800
    Deferred research and development...........           --              --         537,000
    Net operating loss carryforwards............    5,768,479       5,135,843       4,840,000
    Other.......................................       74,963          98,281              --
    Valuation allowance.........................   (6,414,352)     (5,787,198)     (1,500,000)
                                                      -------         -------         -------
                                                  $         0     $         0     $ 4,395,000
                                                      =======         =======         =======

9. LDA AND WARRANTS

     In October, 1992 LDA Systems, Inc. ("LDA"), completed an initial public offering of 107,750 units, each unit consisting of one share of callable LDA Common Stock and ten IRIS Warrants, each five warrants entitling the holder to purchase one share of IRIS Common Stock for $3.75, exercisable at any time from November 16, 1992 through July 31, 1995. LDA received net proceeds of $774,000 from the unit offering. These funds were used throughout 1993 to engage IRIS to conduct research and development, clinical evaluations and pre-market testing of The White IRIS(R), a proposed new product, in accordance with a research and development contract. In addition, IRIS committed to fund $500,000 of the development costs at a rate of $15,000 per month during this period.

     On April 25, 1994, LDA completed the sale of additional units to Corange Limited consisting of 85,714 shares of callable LDA common stock and warrants to purchase an aggregate of 248,571 shares of IRIS common stock at an exercise price of $3.75 per share. As part of the investment agreement, Corange was granted the option to participate with LDA in the joint development, manufacture, and marketing of certain future hematology instruments. This option expired October 30, 1995.

     IRIS had the option to purchase for cash or shares of IRIS common stock all of the outstanding shares of LDA common stock at $20 per share. The option expired 121 days after termination of the research and development agreement, which was to conclude no later than July 31, 1995. In June 1995, IRIS completed the acquisition of LDA for approximately 498,000 shares of IRIS Common Stock. IRIS acquired LDA pursuant to the exercise of its call option under the LDA Restated Certificate of Incorporation to purchase all the outstanding shares of LDA Common Stock. Accordingly, IRIS tendered 2.5765 shares of IRIS Common Stock for each share of LDA Common Stock. As a result of the acquisition, IRIS incurred a non-recurring charge of approximately $2.9 million against earnings for 1995 for the acquisition of in-process research and development (i.e. work in process not yet cleared for interstate commerce by the Food and Drug Administration).

     The following unaudited pro forma combined financial information gives effect to the acquisition of LDA by IRIS under the purchase method of accounting as though the acquisition had occurred on January 1, 1994. Substantially all of the purchase price for the acquisition of LDA by IRIS has been allocated to in-process research and development. Under the purchase method of accounting, the purchased in-process research and development has been written off as of the purchase date. The one time write-off of in-process research and

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

development of approximately $2.9 million is excluded from the pro forma information as it represents a non-recurring item.

                                                              1994             1995
                                                          ------------     ------------
        Net revenues....................................  $ 12,469,277     $ 15,021,658
        Net income......................................       480,445        5,077,187
        Primary and fully diluted earnings per share....  $       0.08     $       0.76

     The pro forma combined financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the merger been consummated as of the above dates. In addition, the pro forma results are not intended to be a projection of future results.

     On May 13, 1996, IRIS obtained clearance from the FDA to commence marketing The White IRIS(R) leukocyte differential analyzer, its newly developed workstation for white blood cell classification. The FDA cleared The White IRIS(R) for commercial use in the classification of normal as well as immature and other abnormal types of white blood cells.

10. POLY DEVELOPMENT AGREEMENT

     On September 29, 1995, Poly U/A Systems, Inc. ("Poly") engaged IRIS to develop several new products based on IRIS and other technology to further enhance automation in the urinalysis field. Under the terms of the project, Poly will have the right to use the IRIS technology and any newly developed technology for developing, manufacturing and marketing the new products as stand-alone devices, and IRIS will have the right to use any newly developed technology for any other purpose and to incorporate the new products into The Yellow IRIS(R). Poly has retained IRIS to conduct the research, development, clinical evaluation and pre-market testing of the proposed new products. IRIS will fund the first $15,000 per month (up to a maximum of $500,000) of the cost of the project, and Poly will reimburse IRIS for the excess. IRIS has an option until 121 days after termination of the project (which terminates no later than July 31, 1998) to acquire all of the Common Stock of Poly at an aggregate price increasing August 1, 1997 from $4.4 million to $5.1 million. IRIS may pay the option exercise price in cash or with shares of IRIS Common Stock. IRIS is also providing financial and administrative services to Poly at cost.

     Poly, a privately-held company based in Los Angeles, California, was organized in June 1995 to undertake the commercial development of several potential products based on technology developed or licensed by IRIS. In order to fund its share of the project, Poly, in 1995, raised net proceeds of $2.0 million through the sale of 128 units at a price of $20,000 per unit. Each unit consists of 2,000 shares of Poly's Callable Common Stock and a warrant to purchase 4,000 shares of IRIS Common Stock. In the aggregate, investors purchased 256,000 shares of Poly's callable Common Stock and warrants to purchase 512,000 shares of IRIS Common Stock. The IRIS warrants are exercisable at $6.50 per share during the last two years of their three-year duration. In connection with Poly's sale of units, IRIS also issued warrants to the placement agent and finder to purchase an aggregate of 150,000 shares of IRIS Common Stock. These warrants are exercisable at $7.80 per share for a five year period and include certain registration rights.

11. REFERENCE LAB AGREEMENT

     During the first quarter of 1995, IRIS and Boehringer Mannheim Corporation ("BMC") and Boehringer Mannheim GmbH ("BMG"), BMC's German affiliate, announced a joint project to develop a high capacity automated urinalysis system primarily for reference laboratories based on the proprietary technologies of both companies. The program is jointly funded by both companies. In addition to designing specific components of the new system, BMG has agreed to pay IRIS a fixed amount of $640,000 for its research and development of the project. In connection with this project and certain distribution considerations, IRIS issued Corange International Limited ("Corange") (an affiliate of BMG) warrants to purchase 250,000 shares of IRIS

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

Common Stock at an exercise price of $7.375 per share and granted Corange certain registration rights with respect to the shares of IRIS Common Stock issuable upon exercise of these warrants.

12. PRODUCT LINE ACQUISITION

     During the first quarter of 1995, IRIS acquired the digital refractometer product line of Biovation, Inc. for $850,000 in cash and warrants to purchase 75,000 shares of IRIS Common Stock at an exercise price of $8.125 per share. IRIS granted Biovation certain registration rights with respect to the shares of IRIS Common Stock issuable upon exercise of these warrants. The product line consists of a patented device known as a digital refractometer and the related consumables used in the operation and maintenance of the refractometer.

     In March 1996, IRIS acquired the CenSlide and FloStar urinalysis devices product line of UroHealth Sciences, Inc., for $788,000 in cash and the assumption of certain liabilities.

13. CAPITAL STOCK

STOCK ISSUANCES

     During 1990, the IRIS Board of Directors adopted a key Employee Stock Purchase Plan designed to allow selected senior employees of the Company to buy its shares at 50% of the then current market price, provided that the employee agrees to hold the shares purchased for a minimum of 2 years. Payment for the 50% portion may be made at the option of the employee either by payroll deduction or by lump sum payment, but in no event may it exceed more than 15% of the employee's salary during any year. The remaining 50% portion is recorded as deferred compensation and amortized over the vesting period. The shares purchased pursuant to the Plan may not be transferred, except following the death of the employee or a change in control, for a period of 2 years following the date of purchase. During the period of the limitation on transfer, the Company has the option to repurchase the shares at the employee's purchase price if the employee terminates employment with the Company either voluntarily or as a result of termination for cause. During 1993, 1994 and 1995, IRIS issued 27,942, 45,622, and 26,973 shares of common stock, respectively, in exchange for $134,952, $201,574, and $179,630 in cash and services, respectively, under the Plan. During the six months ended June 1996 (unaudited), IRIS issued 29,974 shares of common stock in exchange for $227,054 in cash and services under the Plan.

STOCK OPTION PLANS

     The following tables set forth information on the Company's five stock option plans as of December 31, 1995:

                                                                                        OPTIONS
                                           OPTIONS        OPTIONS        OPTIONS       AVAILABLE
        PLAN                              AUTHORIZED     EXERCISED     OUTSTANDING     FOR GRANT
        --------------------------------  ----------     ---------     -----------     ---------
        1980............................     200,000       174,468               0             0
        1982............................      84,000        75,034           4,000             0
        1983............................     100,000        74,035          17,400             0
        1986............................     360,000       135,932         223,801           267
        1994............................     700,000             0         368,600       331,400
                                           ---------       -------         -------       -------
                                           1,444,000       459,469         613,801       331,667
                                           =========       =======         =======       =======

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                                                                            EXERCISE PRICE
                                                                     ----------------------------
                                                         SHARES       $ PER SHARE        TOTAL
                                                        --------     -------------    -----------
Balance outstanding at December 31, 1992..............   443,300     1.10 to 4.25     $ 1,004,478
Options issued........................................    91,000     4.00 to 4.04         364,525
Options canceled......................................   (15,400)    2.59 to 4.00         (59,814)
Options exercised.....................................   (46,533)    1.10 to 3.75        (101,746)
                                                          ------                         --------
Balance outstanding at December 31, 1993..............   472,367     1.10 to 4.25       1,207,443
Options issued........................................   192,600     3.72 to 5.42         797,028
Options canceled......................................   (28,234)    1.55 to 4.25         (67,470)
Options exercised.....................................  (200,832)    1.10 to 3.75        (447,022)
                                                          ------                         --------
Balances outstanding at December 31, 1994.............   435,901     1.10 to 5.42       1,489,979
Options issued........................................   209,500     4.25 to 7.37       1,195,530
Options canceled......................................    (9,700)    1.57 to 4.00         (26,782)
Options exercised.....................................   (21,900)    1.10 to 4.00         (44,450)
                                                          ------                         --------
Balances outstanding at December 31, 1995.............   613,801     1.10 to 7.37       2,614,277
Options issued (unaudited)............................   229,000     5.63 to 8.50       1,420,958
Options canceled (unaudited)..........................   (12,567)    2.90 to 6.27         (56,110)
Options exercised (unaudited).........................   (35,633)    1.75 to 5.00         (91,548)
                                                          ------                         --------
Balance outstanding at June 30, 1996 (unaudited)......   794,601                      $ 3,887,577
                                                          ======                         ========
Options exercisable at December 31, 1995..............   406,443     1.10 to 7.37     $ 1,428,694
                                                          ======                         ========
Options exercisable at June 30, 1996 (unaudited)......   390,534     1.10 to 8.50     $ 1,552,332
                                                          ======                         ========

     In connection with the merger with StatSpin, each outstanding option and warrant of StatSpin was converted into an option to purchase IRIS common stock at a ratio of 4.095 shares of IRIS common stock for each share of StatSpin common stock covered by such option or warrant, resulting in options to purchase an aggregate of 126,000 shares of IRIS common stock. The exercise price per share for the StatSpin options and warrants have been adjusted by dividing the initial exercise price by 4.095. During the six months ended June 30, 1996 (unaudited), options to purchase 19,791 shares were exercised at an aggregate exercise price of $72,495.

WARRANTS

     At December 31, 1995 and June 30, 1996 (unaudited), there were warrants outstanding and exercisable to purchase 250,000 shares of common stock at $7.375 per share until February 6, 1998, 75,000 shares at $8.125 per share until March 30, 1998, 512,000 shares at $6.50 per share until September 29, 1998 and 150,000 shares at $7.80 per share until September 28, 2000.

PREFERRED STOCK

     IRIS is authorized to issue 3,000,000 shares of preferred stock in one or more series with such terms as may be designated by the Board of Directors. There are no issued and outstanding preferred shares at December 31, 1995.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

14. COMMITMENTS

LEASES

     IRIS leases its business locations at a monthly aggregate rent of $20,700, subject to increases based on the Consumer Price Index. IRIS has the option to renew one lease for two additional three-year periods commencing July 31, 1997.

     At December 31, 1995, the minimum lease payments due over the remaining life of the facilities leases and other operating leases were:

                YEAR ENDED DECEMBER 31,                             AMOUNT
                -----------------------                            ---------
                1996...........................................    $ 258,960
                1997...........................................      186,069
                1998...........................................       85,932
                1999...........................................       85,932
                2000...........................................       21,483
                                                                   ---------
                                                                   $ 638,376
                                                                   =========

     Rent expense under all operating leases during 1993, 1994 and 1995 was $304,208, $290,294, and $453,762 respectively, and for the six months ended June 30, 1995 and 1996 (unaudited) was $134,457 and $149,844, respectively.

OTHER

     Effective September 1, 1988, IRIS entered into consulting and licensing agreements with Cytocolor, Inc. relating to the use of its patented cytoprobe for The White IRIS(R). Under the terms of the agreements, IRIS is subject to the following future minimum royalty payments:

                YEAR ENDED DECEMBER 31,                             AMOUNT
                -----------------------                            ---------
                1996...........................................    $  20,000
                1997...........................................       20,000
                1998...........................................       20,000
                1999...........................................       20,000
                Years thereafter...............................      280,000
                                                                   ---------
                                                                   $ 360,000
                                                                   =========

     In connection with the development agreement with Poly, IRIS has agreed to fund $15,000 per month (up to a maximum of $500,000) of the cost of the development project for several new products to enhance automation in the urinalysis field (see Note 10).

15. EARNINGS PER SHARE

     The computation of per share amounts for 1993, 1994 and 1995 and for the six months ended June 30, 1996, is based on the weighted average number of common shares and common share equivalents outstanding for the period. Fully diluted and primary earnings per share were $0.25, $0.28, and $0.37 for the years ended December 31, 1993, 1994 and 1995, respectively, and $0.13 for the six months ended June 30, 1996 (unaudited).

     The computation of loss per share for the six months ended June 30, 1995 is based on the weighted average number of common shares outstanding for the period. Common share equivalents have not been

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

included in the computation as their inclusion would have been antidilutive. Loss per share was $0.46 for the six months ended June 30, 1995 (unaudited).

16. LICENSE

     Pursuant to earlier payments and certain agreements with TOA Medical Electronics Co., Ltd. (TOA), TOA has developed a urine sediment analyzer under license from IRIS using pre-1989 IRIS technology. IRIS received royalties of $35,000, $111,000, and $98,000 in 1993, 1994, and 1995, and $67,000 and $32,000
for the six months ended June 30, 1995 and 1996 (unaudited), respectively.

17. EXPORT SALES

     During 1993, 1994 and 1995, IRIS had export equipment sales of $253,000, $474,000 and $342,000 respectively, and $139,000 and $143,000 for the six months ended June 30, 1995 and 1996 (unaudited), respectively.

18. RESEARCH AND DEVELOPMENT CONTRACTS

     Reimbursements are recognized under research and development contracts in amounts equivalent to reimbursable research and development costs incurred on the related project plus, where contractually provided for, an amount to cover general and administrative costs of the project.

     Reimbursements and costs connected with the research and development agreements entered into with LDA, Poly and BMG were as follows:

                                 YEARS ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                         -----------------------------------------     -------------------------
                           1993           1994            1995            1995           1996
                         ---------     -----------     -----------     -----------     ---------
                                                                              (UNAUDITED)
    Reimbursements.....  $ 538,931     $ 1,110,878     $   842,663     $   638,150     $ 944,249
    Costs..............    637,552       1,258,405       1,494,873       1,066,055       964,137
                         ----------     ----------      ----------      ----------      --------
              Net
               costs...  $  98,621     $   147,527     $   652,210     $   427,905     $  19,888
                         ==========     ==========      ==========      ==========      ========

     Net costs incurred under research and development contracts have been included in research and development expense in the statements of operations.

19. SUBSEQUENT EVENTS (UNAUDITED)

     On July 31, 1996, IRIS acquired the IVD imaging business of Perceptive Scientific Instruments, Inc. (PSI) for $9.1 million in cash, a $7.0 million subordinated debenture due seller and a five year warrant to purchase 875,000 shares of IRIS common stock at $8.00 per share. IRIS paid the cash portion of the purchase price with funds obtained from a bank under a $7.8 million term loan and a new $1.5 million revolving line of credit.

     PSI's IVD imaging business includes providing genetic analysis instrumentation and related services through worldwide sales of its proprietary PowerGene(TM) product line. The PowerGene product line is used in various procedures for chromosome analysis, including karyotyping, DNA probe analysis and comparative genomic hybridization analysis.

     On September 25, 1996, IRIS entered into an agreement to purchase 469,413 shares of IRIS Common Stock and a warrant to purchase 250,000 shares of IRIS Common Stock from Corange for $2.1 million on or before December 31, 1996.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes certain financial information by quarter for 1994 and 1995:

                                                                  1994
                                         -------------------------------------------------------
                                          MARCH 31       JUNE 30      SEPTEMBER 30   DECEMBER 31
                                         -----------   ------------   ------------   -----------
    Net revenues.......................  $ 2,485,373   $  3,134,915   $  3,338,746   $ 3,510,243
    Gross margin on net revenues.......    1,090,176      1,423,514      1,570,411     1,886,148
    Interest and other income, net.....       72,648         34,426         54,318        44,534
    Net income.........................       85,943        375,702        491,993       667,926
    Net income per share...............  $      0.02   $       0.07   $       0.09   $      0.12

                                                                  1995
                                         -------------------------------------------------------
                                          MARCH 31       JUNE 30      SEPTEMBER 30   DECEMBER 31
                                         -----------   ------------   ------------   -----------
    Net revenues.......................  $ 3,167,277   $  3,716,881   $  3,743,641   $ 4,393,859
    Gross margin on net revenues.......    1,535,807      1,909,883      1,931,539     2,283,905
    Interest and other income, net.....      118,042         87,207         65,598       107,913
    Net income (loss)..................      397,494     (2,916,490)       563,798     4,311,813
    Net income (loss) per share........  $      0.07   $      (0.53)  $       0.09   $      0.64